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Exhibit 16

June 6, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

        We have read Item 4 of Holley Performance Products, Inc.'s Form 8-K/A dated April 18, 2003, and filed June 6, 2003, and we agree with the statements made therein. Regarding the registrant's statement concerning the weaknesses in internal controls, included in the second paragraph of Item 4 of the Form 8-K/A, we had considered such matters in determining the nature, timing and extent of procedures performed in our audits of the registrant's 2002 and 2001 financial statements.

/s/ Ernst & Young LLP

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  Exhibit 16